Exhibit 99.1
Ultralife Batteries, Inc.
Non-Statutory Stock Option Award to John D. Kavazanjian

Notice of Grant of Stock Options And Option Agreement	Ultralife Batteries, Inc. ID: 16-1387013 2000 Technology Parkway Newark, NY 14513-2175

John D. Kavazanjian	Option Number: Plan:	00001541 NP04

Effective 6/8/2006, you have been granted a(n) Non-Qualified Stock Option to buy 48,000 shares of Ultralife Batteries, Inc. (the Company) stock at $12.9600 per share. This option has been granted to you outside of the Company’s Amended and Restated Long-Term Incentive Plan (LTIP).
The total option price of the shares granted is $622,080.00.
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

16,000	On Vest Date	12/9/2006	6/8/2013
16,000	On Vest Date	12/9/2007	6/8/2013
16,000	On Vest Date	12/9/2008	6/8/2013

By your signature and the Company’s signature below, you and the Company agree that these options are granted outside of the LTIP but that the options incorporated by reference and governed by the terms and conditions of the Company’s LTIP as amended and the Option Agreement, all of which are attached and made a part of this document.

Ultralife Batteries, Inc.	Date

John D. Kavazanjian	Date

Address	Social Security Number